EXHIBIT 10.14

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

Jack Lazar

Address on File

Dear Jack:

This Severance and Change in Control Agreement (this “Agreement”) amends the employment letter agreement dated September 22, 2003 (the “Prior Agreement”), by and between Atheros Communications, Inc. (the “Company”) and you. This Agreement supersedes any provisions in the Prior Agreement relating to severance payments and benefits, including payments and benefits upon termination in the event of a change in control of the Company.

Severance. If the Company terminates your employment other than for Cause (as defined below) prior to a Change of Control (as defined below) or more than 12 months following a Change of Control, and provided that you sign and do not revoke within the time period specified by the Company a standard release of claims in a form mutually acceptable to the Company and you, then you will receive the following: (a) a lump sum severance payment within 30 days following your termination equal to six months of your base salary at the highest rate in effect during your employment with the Company, and (b) if you properly elect to continue the Company’s group health plan coverage under COBRA, the continuation of your health coverage for you and your enrolled dependents at no cost to you for six months following the effective date of termination. You will be able to continue your health benefits beyond six months at your own expense as allowed under the Company’s health plans.

Change In Control: In the event of a Change of Control (as defined below), if your employment is terminated without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), in either case within 12 months following the Change of Control, and provided that you sign and do not revoke within the time period specified by the Company (or its successor) a standard release of claims in a form mutually acceptable to the Company (or its successor) and you, then you shall receive the following: (a) a lump sum severance payment within 30 days following your termination equal to 12 months of your base salary at the highest rate in effect during your employment with the Company; (b) if you properly elect to continue the Company’s group health plan coverage under COBRA, continuation by the Company (or its successor) of your health coverage for you and your enrolled dependents at no cost to you for 12 months following the effective date of termination (you will be able to continue your health benefits beyond 12 months at your own expense as allowed under the Company’s health plans); (c) if not already paid to you at the time of termination, your earned cash incentive bonus under the Company’s bonus plan in effect for the calendar year immediately prior to the termination, as determined by the Board of Directors, payable at the time of termination or the time at which the Board of Directors has determined the amount of the bonus, whichever is later; (d) your stretch target annual cash incentive bonus under the Company’s bonus plan in effect during the calendar year of the termination, pro rated for the portion of the then current calendar year prior to the date of termination, payable within 30 days after the date of your termination; and (e) all of your unvested stock options and restricted stock units granted by the Company to you prior to the Change of Control and that have been assumed or substituted by the acquiring company, shall become fully vested as of the date of termination, and (f) the period in which vested stock options may be exercised will be extended to the earlier of one year following your termination date or the original expiration date of the option grant.

“Change of Control” means: (a) any merger, acquisition or similar transaction or series of related transactions in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated, (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company, or (c) any reverse merger or acquisition in which the Company is the surviving entity but in which more than fifty percent (50%) of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

“Cause” means (a) intentional and material dishonesty in the performance of your duties for the Company; (b) conduct (including conviction of or plea of nolo contendere to a felony) which has a direct and material adverse effect on the Company or its reputation; (c) failure to materially perform your reasonable duties or comply with your obligations under this Agreement or the Company’s Confidential Information and Invention Assignment Agreement after receipt of written notice specifying the failure, if you do not remedy that failure within 10 business days of receipt of written notice from the Company, which notice will state that failure to remedy such conduct may result in termination for Cause; or (d) an incurable material breach of the Company’s Confidential Information and Invention Assignment Agreement, including, without limitation, theft or other misappropriation of the Company’s proprietary information.

“Good Reason” means (a) any material reduction in your authorities, duties or responsibilities not approved in writing by you; provided, however, that any reduction in your authorities, duties or responsibilities occurring in connection with a Change in Control of the Company shall not constitute either Good Reason or a constructive termination of your employment; (b) any material reduction in your then current base salary plus target bonus opportunity compensation; or (c) any requirement that your principal place of work for the Company be relocated more than 50 miles from its then current location. Notwithstanding the foregoing, a termination shall not be considered to be for “Good Reason” unless you notify the Company of the existence of the condition constituting Good Reason within 90 days following the initial existence thereof, the Company fails to remedy the condition within 30 days following the receipt of such notice, and you terminate employment within 120 days following the initial existence of such condition.

All payments and benefits under this Agreement shall be subject to applicable withholding taxes.

Section 409A:

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If, as of the date of your “separation from service” from the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the guidance issued thereunder (“Section 409A”)), then each payment under this Agreement that would otherwise be paid within the six-month period following your “separation from service” shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the date of your death), with any such payment that is required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and subsequent payments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any payments if and to the maximum extent that such payments are excluded from the definition of nonqualified deferred compensation subject to Section 409A, or can otherwise be paid during such six-month period without violating the requirements of Section 409A(a)(2) under applicable guidance under Section 409A. Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination, from the date of termination to the date of payment.

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Your date of termination for purposes of determining the date that any payment that is treated as nonqualified deferred compensation under Section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), shall be the date on which you have incurred a “separation from service” within the meaning of applicable Treasury Department or Internal Revenue Service guidance under Section 409A.

Section 280G:

In the event that any benefits payable to you pursuant to this Agreement (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your Termination Benefits shall be reduced to such lesser amount which would result in no portion of such benefits being subject to the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this paragraph shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction of benefits hereunder, benefits shall be reduced in the order which results in the greatest economic benefit to you. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this paragraph.

Nothing in this Agreement shall alter the at-will nature of your employment or provide an obligation express or implied for the payment of severance except as expressly provided herein.

Except as amended hereby, all other terms and conditions of the Prior Agreement shall remain in full force and effect. This Agreement and the Prior Agreement constitute the complete and entire agreement among the parties relating to the subject matter thereof, and there are no prior or contemporaneous oral or written representations, promises or agreements not expressly set forth therein. This Agreement may not be modified in any respect except by a writing dated and signed by the parties hereto.

In order to confirm your agreement with and acceptance of the foregoing provisions of this Agreement, please sign one copy of this letter and return it to Sharon Thompson. The other copy is for your records.

Very truly yours,

ATHEROS COMMUNICATIONS, INC.

By:	/s/ Sharon Thompson
Title:	Vice President Global Human Resources

The undersigned agrees to the amendment of the Prior Agreement set forth in this Severance and Change in Control Agreement.

/s/ Jack Lazar	2/13/09
Jack Lazar	Date

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